ASSET PURCHASE AGREEMENT

THIS AGREEMENT is hereby made this, June 1st, 1998 by and between John Mahl, d/b/a J&J Signs, a sole proprietorship ("J&J", "Mahl", "Company" and "Owner"), and Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("Bowlin").

                              Purpose of Agreement

Bowlin desires to purchase and J&J desires to sell certain tangible and intangible assets that comprise a certain portion of J&J's business known as "J&J Signs" engaged in outdoor advertising. Therefore, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

                              Terms and Conditions

Purchase Price

The purchase price shall be a total of $275,000 paid at closing and warrants for shares of common stock in Bowlin's equal to a value of $100,000.**

In addition to the amount specified above, Bowlin will pay to J&J at closing:

(a) an amount equal to the amount of any prepaid rents, leases, permits and taxes as specified in attached Exhibit E and incorporated for all purposes herein

The purchase price, and payments noted above, shall be the sole considerations paid by Bowlin under this agreement.

Date of Closing

The parties contemplate that Closing shall take place on June 1, 1998. If Closing does not occur by that date, it will occur as soon thereafter as Bowlin is able to complete its due diligence investigation. The parties agree that Bowlin's obligation to complete this purchase is contingent upon Bowlin being satisfied, in its sole discretion, that all representations made to it concerning J&J's assets are true; that the financial condition, books, and accounts of J&J are sound; that the land leases, outdoor advertising permits and advertising contracts are of satisfactory condition to Bowlin; and that the value of the assets being transferred is not less than the purchase price. Transfer of Assets to Bowlin, and Transfer of Funds to John Mahl shall take place on June 1, 1998.

**Per legal counsel cash of $100,000 will be paid to John Mahl, d/b/a/ J&J Signs in lieu of the common stock.

Transfer of Assets

At closing, J&J will sell, transfer, assign, convey and deliver to Bowlin free and clear of any liens, debts, or encumbrances, and Bowlin will purchase, accept and acquire from J&J all of the Assets listed in Exhibit A attached hereto and incorporated for all purposes herein.

Instruments of Transfer

     (a)  J&J Deliveries. At the closing, J&J shall deliver to Bowlin:

          i.   A bill of sale  transferring  to  Bowlin  title to the  Assets as provided herein, in form and substance acceptable to Bowlin;
          ii.  A five (5) year  non-competition  agreement  for John  Mahl  (See attached Exhibit B);
          iii. Letter(s) from J&J to the New Mexico Department of Transportation regarding transfer of the applicable outdoor advertising permits from John Mahl to Bowlin in the form of attached Exhibit F;
          iv. Assignment of land lease agreements pertinent to sign sites located on property owned by third parties (See attached Exhibit
               G);
          v. A land lease agreement acceptable to Bowlin pertinent to signs located on land currently occupied, used, and owned by John Mahl and/or J&J Signs (See attached Exhibit D).
          vi. Such other bills of sale, titles and other instruments of assignment, transfer and conveyance as Bowlin shall reasonably request, in recordable form, where appropriate, and properly executed, evidenced and notarized where appropriate in such form as shall be necessary or appropriate to vest in Bowlin good title to the Assets.


     (b)  Bowlin's Deliveries. At the closing, Bowlin shall deliver to J&J:

          i. A wire transfer or cashiers check for the cash portion of the purchase price as specified herein;
          ii. Checks in an amount sufficient to pay the net amount due for items listed in Exhibit E.
          iii. Warrants to be redeemed in Bowlin's shares within a 180 day period from the date of closing. The number of shares will be determined by the closing value of Bowlin's shares (BWN: Amex) on the date of this Agreement's closing divided into $100,000.**

**Reference note, page 1

     (c) Other Transfer Instruments. Following the Closing, at the request of Bowlin, J&J shall deliver any further Instruments and take all reasonable action as may be necessary or appropriate to vest in Bowlin all of J&J's title to the assets. This will specifically include all historical and current files and documentation related to structures, advertisers, permits, licenses, lighting and any other pertinent data.

No Assumption of Liabilities

     It is expressly understood and agreed by the parties hereto that Bowlin assumes no debts, liabilities (including tax liabilities) or obligations (contractual or otherwise) of J&J or John Mahl or any other debts, liabilities or obligations related to the conduct of J&J's business.

Representations and Warranties

     John Mahl represents and warrants to Bowlin as of the date hereof and on the closing date as follows (all representations and warranties being joint and several):

     (a)  Authority.  J&J has the legal authority to sell, transfer, and deliver
          to  Bowlin  the  tangible  and   intangible   assets  of  the  outdoor
          advertising business known as "J&J Signs"

     (b) Title. J&J has good and indefeasible title to all properties, assets and leasehold estates, real and personal, tangible and intangible, to be transferred pursuant to this Agreement subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge except for mortgages, liens or encumbrances on the real property fee simple estates of the ground lessors.

     (c) Insurance. J&J carries insurance, which it believes to be adequate in character and amount, with reputable insurers in respect of assets being acquired and such insurance policies are still in full force and effect, and shall be in effect without interruption until closing has occurred.

     (d) Violations, Suits, Claims, etc. J&J is not in default under any law or regulation, or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, and to J&J's knowledge and belief there are (1) no claims, actions, suits or proceedings instituted or filed and (2) no claims actions, suits or proceedings threatened presently or which in the future may be threatened or asserted against or affecting J&J at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, and (3) there are no potential claims, demands, liens, encumbrances, or debts with regard to the assets that are the subject of this sale or that may create for Bowlin any environmental or regulatory liability.

     (e) Tax Returns. J&J has filed or will file all requisite federal, state and other tax returns due for all fiscal periods ended on or before the date of this agreement. There are no claims against J&J for federal, state or other taxes for any period or periods to and including the date of this agreement.

     (f) Authorizations and Enforceability. J&J has all requisite power and authority to execute, deliver and perform this Agreement and the other agreements and instruments delivered pursuant hereto and to consummate the transactions contemplated hereby. This Agreement and the other agreements and instruments delivered pursuant hereto have been duly and validly authorized, executed and delivered by J&J and constitutes the valid and binding obligations of J&J, fully enforceable in accordance with their terms.

     (g) Effect of Agreement. The execution, delivery and performance of this Agreement by J&J and John Mahl and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both: (a) violate any material provision of law, statute, rule or regulation to which Company is subject; (b) violate any judgment, order, writ or decree of any court, arbitrator or governmental agency applicable to Company; or (c) result in a material breach of or material conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a material default under, or result in the creation or imposition of, any lien, security interest, charge or encumbrance upon any of the Assets pursuant to any charter, bylaw, commitment, contract or other agreement or instrument, to which Company is a party or by which any of its Assets is bound.

     (h) Permits, Licenses, Compliance with Applicable Laws and Court Orders. Company has all requisite power and authority, and all permits, licenses and approvals of governmental and administrative authorities, to own, lease and operate its properties and to carry on its business as presently conducted; all such permits, licenses and approvals material to the conduct of the business of Company are in full force and effect. Company's conduct of its business does not materially violate or infringe any applicable law, statute, ordinance or regulation. Company is not in default in any respect under any executive, legislative, judicial, administrative or private (such as arbitration) ruling, order, writ, injunction or decree.


     (i) Agreements, Plans, Arrangements, etc. Except as set forth in Exhibit A, Company is not a party to, nor is Company or any of the Assets bound or affected by, any oral or written:

          (1) lease agreement (whether as lessor or lessee) relating to real or personal property;

          (2)  license  agreement,  assignment  or other  contract  (whether  as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, copyrights (or applications therefor);

          (3)  agreement   with  any  business   broker  with  respect  to  this
               transaction;

          (4) agreement with any supplier, distributor, franchisor, dealer, sales agent or representative;

          (5)  joint venture or partnership agreement with any other person;

          (6) agreement with any bank, factor, finance company or similar organization regarding the financing of accounts receivable or other extensions of credit;

          (7) agreement granting any lien, security interest or mortgage on any Asset or other property of Company, including, without limitation, any factoring agreement for the assignment of accounts receivable;

          (8) agreement for the Construction or modification of any Asset or leasehold interest of Company;

          (9)  agreement   with  any  employee,   consultant,   or   independent
               contractor providing personal services to Company.

     (j) Acquisition Agreements. There are no agreements relating to the acquisition of the business or Assets of Company to which Company is a party, other than this Agreement.

     (k) Status of Real Property. Company has not received any notice of noncompliance with respect to real property on which any of the Assets are located (the "Real Property") with any applicable statutes, laws, codes, ordinances, regulations or requirements relating to fire, safety, health or environmental matters or noncompliance with any covenants, conditions and restrictions (whether or not of record) or local, municipal, regional, state or federal requirements or regulations. To the best of Company's and Owner's knowledge, there has been no release or discharge on or under the Real Property by the Company of any toxic or hazardous substance, material or waste which is or has been regulated by any governmental or quasi-governmental authority or is or has been listed as toxic or hazardous under any applicable local, state or federal law. To the best of the Company's and Owner's knowledge, there are no subsurface or other conditions related to toxic or hazardous waste affecting the Real Property or any portion or component thereof, and there are no underground storage tanks located on the Real Property.

     (l) Defects. To the best of Company's and Owner's knowledge, there are no structural or operational defects in any of the Assets.

     (m) Leases Current. All obligations of the Company under all existing lease agreements which are required by such agreements to have been performed by Company have been fulfilled by the Company, including the payment by the Company of all lease payments due and payable through the date hereof.

Bowlin represents and warrants to J&J and John Mahl as of the date hereof and the Closing date as follows:

     (a) Organization. Bowlin is a validly existing corporation organized under the laws of the State of Nevada and has all requisite corporate power and authority to own, operate and lease its properties and assets.

     (b) Authority. Bowlin has full corporate power, authority and legal rights to execute and deliver, and to perform its obligations under this Agreement, and has taken all necessary action to authorize the purchase hereunder on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed by Bowlin, and constitutes a legal, valid and binding obligation of Bowlin enforceable in accordance with its terms.

     (c) Compliance with Instruments, Consents, Adverse Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under the articles of incorporation or the by-laws of Bowlin, or any Law, Instrument, lien or other Contract by which Bowlin is bound. Bowlin is not a party or subject to any Contract, or subject to any article or other corporate restriction or any Law which materially and adversely affect the business operation, prospects, properties, assets or condition, financial or otherwise, of Bowlin.

     (d) Litigation. There is no suit, action or litigation, administrative, arbitration, or other proceeding or governmental investigation pending or, to the knowledge of Bowlin, threatened which might, severally or in the aggregate materially and adversely affect the financial condition or prospects of Bowlin or Bowlin's ability to acquire the Assets as contemplated by this Agreement.

     (e) Brokers. All negotiations relative to the Agreement and the transactions contemplated hereby have been carried on by Bowlin is such manner without giving rise to any valid claim against J&J for a finder's fee, brokerage commission or other like payment.


Covenants

Between the date of this agreement and the closing date:

     (a)  J&J and John Mahl will cause Company to:

          (1) Carry on its outdoor advertising business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (2) Maintain their properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

          (3) Perform all material obligations under agreements relating to or affecting its assets, properties and rights;

          (4)  Maintain adequate insurance; and

          (5) Use its best efforts to maintain and preserve its assets intact, and maintain its relationships with suppliers, customers and others having business relations with it.

     (b)  J&J will not permit without the prior written consent of Bowlin to:

          (1) Enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures except in the normal course of business as to the assets purchased pursuant to this agreement.

          (2) Create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties transferred under this agreement, whether now owned or hereafter acquired; or

          (3) Sell, assign, lease or otherwise transfer or dispose of any property or equipment subject to this agreement except in the normal course of business.


Competition

     Simultaneously with the execution of this Agreement, John Mahl will execute and deliver to Bowlin a Non-Competition Agreement in the form and on the terms as set forth in Exhibit B attached hereto and incorporated by reference herein for all purposes.


Conditions to Bowlin's Obligations

     The obligations of Bowlin hereunder are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing by Bowlin, in its sole discretion:

     (a) Accuracy of Representations and Warranties. Each of the representations and warranties of J&J and John Mahl contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.

     (b) Performance of Covenants. J&J shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

     (c) No Litigation or Claims. No claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing shall be pending or threatened against or affecting J&J which: (a) might foreseeably result, or has resulted, either in an action to enjoin or prevent or delay the consummation of the transactions contemplated by this Agreement or in such an injunction; or (b) could, in the determination of Bowlin, have an adverse effect on the assets to be transferred hereunder.

     (d) No Violations. No material violation of J&J shall exist, or be alleged by any governmental authority to exist, of any law, statute, ordinance or regulation, the enforcement of which would adversely affect the financial condition, results of operations, properties or business of J&J.

     (e) Consents and Assignments. J&J shall have delivered to Bowlin all consents and assignments of all persons and entities necessary for the performance of the transactions contemplated by this Agreement, including the transfer of all assets and the assignment of leases, and J&J shall have obtained the consents of: any lender to J&J, or, in the alternative, the release of all liens held by such lender, with respect to the sale and transfer of the assets; and any other consents of third parties deemed necessary or appropriate by Bowlin.

     (f) Certificate. Bowlin shall have received a certificate signed by John Mahl, dated the Closing Date, satisfactory in form and substance to Bowlin and its counsel, certifying as to the fulfillment of the conditions specified above.

     (g) Satisfactory Completion of Due Diligence. Bowlin shall be satisfied in its sole discretion with the content of the final Exhibits hereto and other related documents for closing and shall otherwise be satisfied in its sole discretion with the results of its due diligence review, including the right to terminate this agreement with no penalty in the event that the land leases, outdoor advertising permits and advertising contracts are not of satisfactory condition to Bowlin.


Indemnification

     (a) Indemnification of Bowlin by John Mahl. John Mahl agrees to indemnify and hold harmless Bowlin and any person claiming by or through it or its successors and assigns from, against and in respect of any and all losses, claims, and liabilities incurred by or asserted against Bowlin or its successors or assigns in connection with any breach of any representation or warranty of J&J or John Mahl;

          (i)  any breach of any representation or warranty of J&J or John Mahl;

          (ii) any breach of any covenant or agreement made by J&J or John Mahl in this Agreement;

          (iii)any liability, debt or obligation of J&J or lien or encumbrance on the Assets or

          (iv) any claim arising out of the use, sale or operation of the Assets by J&J or John Mahl and/or the operation of the business of J&J or John Mahl prior to the Closing.

     (b) Indemnification of J&J and John Mahl by Bowlin. Bowlin agrees to indemnify and hold harmless J&J and John Mahl and any person claiming by or through it or its successors and assigns from, against and in respect of any and all losses, claims, and liabilities incurred by or asserted against J&J or John Mahl or its successors or assigns in connection with:

          (i)  any breach of any representation or warranty of Bowlin;

          (ii) any breach of any covenant or agreement made by Bowlin in this Agreement;

          (iii) any act or omission of Bowlin after Closing, and

          (iv) any claim arising out of the use, sale or operation of the Assets by Bowlin and/or the operation of the business by Bowlin after Closing.

Taxes

     Real Estate and personal property taxes, if any, assessed or to be assessed for the current calendar or fiscal year, regardless of when payable, shall be prorated between Bowlin and J&J as of the closing date.

Risk of Loss

     The risk of loss or destruction of or damage to the assets transferred hereunder from any cause whatsoever at all times on or subsequent to the execution of this document but before closing shall be borne by J&J.

Bowlin's Remedies

     Bowlin shall be entitled, without limitation, to all incidental and consequential damages resulting from a breach of any warranty or representation or covenant of J&J or John Mahl made herein including, but not limited to, all costs of litigation incurred, including reasonable attorney's fees.

Arbitration Dispute Resolution

     In the event of any dispute arising from this agreement, New Mexico law shall apply. Any claims or controversy between J&J or John Mahl, on the one hand, and Bowlin, on the other hand, arising out of or relating to this agreement or the sale and purchase of assets, shall be decided by arbitration at Albuquerque, New Mexico in accordance with Commercial Arbitration Rules of the American Arbitration Association by a single
     arbitrator   appointed  in  accordance   with  the  rules  in  effect  when
     arbitration is first demanded by any party. The award rendered by the arbitrator shall be final and judgment may be entered into any court having jurisdiction.

Miscellaneous

     (a) Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own expenses and the fees and expenses of its counsel and accountants and other experts. Furthermore, Bowlin shall be responsible for payment to the business broker retained by it.

     (b) Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement and any other written representation in any ancillary document shall survive the Closing.

     (c) Waivers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     (d) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     (e) Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by fax or five (5) days after deposit in the U.S. mails by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the party to whom the same is so given or made.

          if to J&J to:

          John Mahl
          #2 Shasta St.
          Silver City, NM 88061

          if to Bowlin to:

          Bowlin Outdoor Advertising and Travel Centers Incorporated 150 Louisiana Blvd. N.E.
          Albuquerque, New Mexico 87108
          Attention:  Michael L. Bowlin, President

or to such other address or Fax Number as any party may designate by giving notice to the other parties hereto.

     (f) Further Assurances. John Mahl shall, from time to time at or after the Closing, at the request of Bowlin, and without further consideration, execute and deliver such other instruments and take such other actions as may be required to confer to Bowlin and its assignees the benefits contemplated by this Agreement.

     (g) Entire Agreement. This document contains the entire agreement between the parties and supersedes all prior agreements between the parties, if any, written or oral, with respect to the subject matter thereof.




AGREED and ACCEPTED:

BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED



By: /s/ C. C. Bess, E.V.P
    ------------------------------------
    C. C. Bess, Executive Vice President



J&J Signs



By: /s/ John Mahl
    ------------------------------------
    John Mahl, Sole Proprietor

                         Acknowledgment for Corporations

STATE OF New Mexico                 )
                                    ) ss.
COUNTY OF [            ]            )

     The  foregoing  instrument  was  acknowledged  before  me  this [  ] day of
[                ],  199[ ],  by C. C. Bess,  Executive Vice President of Bowlin
Outdoor Advertising & Travel Centers Incorporated, a Nevada Corporation, on behalf of the corporation.


                                       --------------------------------
                                       Notary Public
My commission expires:

----------------------







                         Acknowledgment for Individual

STATE OF New Mexico                 )
                                    ) ss.
COUNTY OF [            ]            )

     The  foregoing  instrument  was  acknowledged  before  me  this [  ] day of
[                ],  199[ ] by John Mahl, Individually.





                                       --------------------------------
                                       Notary Public
My commission expires:
----------------------